Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116998 on Form S-8 and Registration Statements No. 333-109787 and No. 333-110574 on Form S-3 of our reports dated March 15, 2005 relating to the consolidated financial statements of NovaStar Financial, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle) and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of NovaStar Financial, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

March 16, 2005